Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports Fiscal 2011 Fourth Quarter and Full Year Results

SCHAUMBURG, IL. — September 7, 2011 — Sparton Corporation (NYSE: SPA) today announced results for the fourth quarter of fiscal 2011 ended June 30, 2011. The Company reported fourth quarter sales of $60.9 million, or an increase of 52%, from $40.0 million for the fourth quarter of fiscal 2010. Reported net loss for the fourth quarter of fiscal 2011 was $0.7 million or $0.07 per share, compared to net income of $2.1 million, or $0.21 per share, in the same quarter a year ago. Excluding the charges outlined in the non-GAAP reconciliations included later in this press release, fourth quarter fiscal 2011 adjusted net income was $2.9 million, or $0.28 per share, compared to adjusted net income of $0.7 million, or $0.07 per share, in the prior year quarter.

Consolidated results for the quarters and years ended June 30, 2011 and 2010:

	Fourth Quarter		Fiscal Year
($ in 000’s, except per share)	2011	2010	2011	2010
Net sales	$60,902	$40,013	$203,352	$173,977
Gross profit	10,393	5,507	33,168	26,583

Operating income (loss)	(12,343)	2,256	(3,829)	5,722
Adjusted operating income	4,471	1,092	10,373	6,679

Net income (loss)	(727)	2,098	7,461	7,440
Adjusted net income	2,860	669	6,566	4,019

Income (loss) per share – basic and diluted	(0.07)	0.21	0.73	0.75
Adjusted income per share – basic and diluted	0.28	0.07	0.64	0.40

Adjusted operating income, adjusted net income and adjusted income per share – basic and diluted are non-GAAP financial measures that exclude or add the effect of certain charges. Sparton believes that the presentation of non-GAAP financial information provides useful supplemental information to management and investors regarding financial and business trends relating to the Company’s financial results. More detailed information, including period over period segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors, is included later in this press release.

Highlights for the fiscal 2011 fourth quarter are summarized below:

•	Net sales of $60.9, representing a 52% increase from the same quarter last year.

•	Gross profit of $10.4 million, Sparton’s largest quarterly gross profit in over five years.

•	Adjusted net income of $2.9 million, or $0.28 per share, versus adjusted net income of $0.7 million, or $0.07 per share in the prior year quarter.

•	Impairments of goodwill and customer relationships of $13.2 million and $3.7 million, respectively, related to the Company’s Ohio Medical business purchased in fiscal 2006.

•	Reinstatement of approximately $11.7 million of deferred tax assets.

Additional highlights for the fiscal 2011 full year are summarized below:

•	Net sales increased $29.4 million, or 17%, to $203.4 million.

•	Gross profit increased $6.6 million, or 25%, to $33.2 million.

•	Adjusted net income of $6.6 million, or $0.64 per share, versus adjusted net income of $4.0 million, or $0.40 per share in the prior year, representing a 63% increase.

•	Invested $1.1 million on internal research and development related to new product development within our DSS segment.

•	Completed acquisition of the contract manufacturing business of Delphi Medical Systems, LLC (“Delphi Medical”) located in Frederick, CO, resulting in a gain on acquisition of $2.6 million.

•	Completed acquisition of Byers Peak, Incorporated (“Byers Peak”), a contract manufacturing business located near Denver, Colorado.

•	Sold last remaining idle facility in Albuquerque, New Mexico, for approximately $4.2 million.

Sparton President and CEO Cary Wood commented, “We are extremely pleased to have closed out fiscal 2011 with a strong fourth quarter from both a revenue and adjusted net income perspective. For the year, we experienced 17% growth in revenue from fiscal 2010, the first year of increasing revenue since our restructuring activities began in fiscal 2009. The successful completion of our two Colorado acquisitions within the Medical segment and our continuing business development efforts across the Company helped offset declining revenue within our Complex Systems segment and our legacy Medical business in Ohio. On an adjusted earnings per share basis, we increased from $.40 per share in fiscal 2010 to $.64 per share in fiscal 2011. From an operational standpoint, we continued to experience improvements in consolidated gross margins, from 15% in fiscal 2010 to 16% in fiscal 2011. While pleased with our fiscal 2011 accomplishments, I am disappointed to report that Siemens informed us in the fourth quarter of fiscal 2011 of their intent to dual source certain programs with us during fiscal 2012. While we don’t yet know the ultimate impact this action will have on future results, it contributed to the recognition of a $16.8 million impairment charge against the goodwill and customer list intangible related to the fiscal 2006 acquisition of our Ohio medical business. We believe that, while this non-cash charge had a negative impact on our fourth quarter and full year fiscal 2011 reported results, we are well positioned to successfully grow our Medical segment as well as our other business segments well into the future.”

Fourth Quarter Consolidated Results

Net sales for the quarter ended June 30, 2011 were $60.9 million, an increase of 52% from the prior year quarter, due to additional sales in the current year quarter from the acquisitions of Delphi Medical and Byers Peak, and increased U.S. Navy sonobuoy sales from our DSS segment. Consolidated gross profit percentage for the quarter ended June 30, 2011 increased to 17% compared to 14% in the same quarter last year. The increased margin reflects improved results from the Company’s Complex Systems segment, partially offset by the unfavorable impact of the decreased contribution of foreign sonobuoy sales from the Company’s DSS segment.

Selling and administrative expenses as a percentage of sales decreased to 8.5% of sales from 10.5% in the prior year quarter. The Company incurred $0.5 million of internally funded research and development expenses in the quarter ended June 30, 2011. No internally funded research and development expense was recognized in fiscal 2010. The Company recognized impairments of goodwill and customer relationship intangibles of $13.2 million and $3.7 million, respectively, in the fiscal 2011 fourth quarter related to the Company’s Ohio Medical business which was acquired in fiscal 2006. These impairments are reflective of recent downward trends in volume within the Ohio reporting unit, including the impact of a customer disengagement and Siemens’ fiscal 2011 fourth quarter notification of its intent to dual source certain programs with us as part of an overall dual sourcing strategy for certain of its critical programs. Annual sales related to the affected Siemens programs aggregated approximately $27.8 million in fiscal 2011. Sparton incurred no restructuring charges for the quarter ended June 30, 2011 compared to $2.0 million of restructuring charges in the same quarter of fiscal 2010. Fiscal 2010 fourth quarter included a gain of $3.1 million gain on the sale of property, plant and equipment, reflecting the execution of a long-term lease of the Company’s Coors Road property.

The Company recorded an income tax benefit of approximately $11.6 million in the fiscal 2011 fourth quarter compared to an income tax expense of approximately $0.1 million for the prior year quarter. The fiscal 2011 income tax benefit reflects the June 30, 2011 reinstatement of approximately $11.7 million of deferred tax assets as the Company now believes that it will be able to utilize these tax benefits in future periods.

Reported net loss for the fourth quarter of fiscal 2011 was $0.7 million or $0.07 per share, compared to net income of $2.1 million, or $0.21 per share, in the same quarter a year ago. Excluding the charges outlined in the non-GAAP reconciliations included later in this press release, fourth quarter fiscal 2011 adjusted net income was $2.9 million, or $0.28 per share, compared to adjusted net income of $0.7 million, or $0.07 per share, in the prior year quarter.

Fiscal Year Consolidated Results

Net sales for the year ended June 30, 2011 were $203.4 million, an increase of 17% from the prior year, due to additional sales in the current year from the acquisitions of Delphi Medical and Byers Peak, and increased U.S. Navy sonobuoy sales from our DSS segment, partially offset by decreased sales from our Complex Systems segment and decreased Medical sales from our Ohio facility. Consolidated gross profit percentage for the year ended June 30, 2011 increased to 16% compared to 15% in the prior year. The increased margin reflects improved results from the Company’s Complex Systems segment, partially offset by the unfavorable impact of the decreased contribution of foreign sonobuoy sales from the Company’s DSS segment.

Selling and administrative expenses as a percentage of sales decreased to 10.2% of sales from 10.5% in the prior year. The Company incurred $1.1 million of internally funded research and development expenses in the year ended June 30, 2011. No internally funded research and development expense was recognized in fiscal 2010. Restructuring charges were $0.1 million and $4.1 million for the years ended June 30, 2011 and 2010, respectively. As referred to above, the Company recognized impairments of goodwill and customer relationship intangibles of $13.2 million and $3.7 million, respectively, in fiscal 2011 related to the Company’s Ohio Medical business. The Company recorded a gain on acquisition of $2.6 million during the year ended June 30, 2011 in relation to its acquisition of Delphi Medical. Gains on sale of property, plant and equipment, net were $0.1 million and $3.1 million for the years ended June 30, 2011 and 2010, respectively. The fiscal 2010 gain reflects the long-term lease of the Company’s Coors Road property.

The Company recorded an income tax benefit of approximately $11.4 million for the year ended June 30, 2011 compared to an income tax benefit of approximately $1.9 million for the year ended June 30, 2010. The fiscal 2011 income tax benefit reflects the June 30, 2011 reinstatement of approximately $11.7 million of deferred tax assets as the Company now believes that it will be able to utilize these tax benefits in future periods. The fiscal 2010 benefit reflects the release of $2.3 million of deferred tax asset valuation allowance in relation to tax regulation changes related to carryback provisions.

Reported net income for fiscal 2011 was $7.5 million or $0.73 per share, compared to net income of $7.4 million, or $0.75 per share, in the prior year. Excluding the charges outlined in the non-GAAP reconciliations included later in this press release, fiscal 2011 adjusted net income was $6.6 million, or $0.64 per share, compared to adjusted net income of $4.0 million, or $0.40 per share, in the prior year.

Segment Results

Medical Device (“Medical”)

Fourth Quarter Results

Medical sales in the quarter ended June 30, 2011 included $14.2 million of additional sales from the acquisitions of Delphi Medical and Byers Peak. Excluding these fiscal year 2011 incremental sales, Medical sales increased approximately $0.5 million in the quarter ended June 30, 2011 as compared with the same quarter last year. This increase in comparable sales reflects increased demand for certain programs, partially offset by the disengagement of one customer during fiscal 2011. The gross profit percentage on Medical sales remained consistent at 13% for each of the quarters ended June 30, 2011 and 2010, respectively. Selling and administrative expenses relating to the Medical segment were $1.5 million and $0.8 million for the quarters ended June 30, 2011 and 2010, respectively, reflecting increased direct and allocated expenses related to the Company’s recent acquisitions and increased business development efforts in the current fiscal quarter. Medical recognized impairments of goodwill and customer relationship intangibles of $13.2 million and $3.7 million, respectively, in the fiscal 2011 fourth quarter related to the Company’s Ohio Medical business which was acquired in fiscal 2006. These impairments are reflective of recent downward trends in volume within the Ohio reporting unit, including the impact of a customer disengagement and Siemens’ fiscal 2011 fourth quarter notification of its intent to dual source certain programs with us as part of an overall dual sourcing strategy for certain of its critical programs. Medical reported an operating loss of $14.9 million for the quarter ended June 30, 2011 compared to operating income of $0.9 million in the prior year quarter. Adjusted operating income was $2.0 million in the current year quarter compared to adjusted operating income of $0.9 million in the prior year quarter.

Fiscal Year Results

Medical sales in the year ended June 30, 2011 included $42.3 million of additional sales from the acquisitions of certain assets related to the contract manufacturing businesses of Delphi Medical and Byers Peak. Excluding these fiscal year 2011 incremental sales, legacy Medical sales decreased approximately $8.7 million in the year ended June 30, 2011 as compared with the prior year, primarily reflecting the suspension of production during fiscal 2011 by one customer to make product enhancement modifications and another customer’s disengagement during fiscal 2011. The gross profit percentage on Medical sales remained consistent at 13% for each of the years ended June 30, 2011 and 2010, respectively. Selling and administrative expenses relating to the Medical segment were $6.0 million and $3.5 million for the years ended June 30, 2011 and 2010, respectively, primarily reflecting increased direct and allocated expenses related to the Company’s recent acquisitions. The Company recorded a gain on acquisition of $2.6 million during the year ended June 30, 2011 in relation to its acquisition of Delphi Medical. As referred to above, Medical recognized impairments of goodwill and customer relationship intangibles of $13.2 million and $3.7 million, respectively, in fiscal 2011 related to the Company’s Ohio Medical business which was acquired in fiscal 2006. Medical reported an operating loss of $8.0 million for the year ended June 30, 2011 compared to operating income of $4.6 million in the prior year. Adjusted operating income was $6.4 million in the current year compared to adjusted operating income of $4.6 million in the prior year.

Complex Systems (“CS”)

Fourth Quarter Results

CS sales for the quarter ended June 30, 2011 increased approximately $2.3 million as compared with the same quarter last year. This increase primarily reflects increased intercompany sales, as well as increased volume for a number of smaller program customers. The gross profit percentage on CS sales increased to 12% for the quarter ended June 30, 2011 compared to (2)% for the quarter ended June 30, 2010. The quarter over quarter comparison reflects favorable product mix, improved operating performance and the impact of the overall increase in sales volume. Selling and administrative expenses relating to the CS segment were $0.8 million for each of the quarters ended June 30, 2011 and 2010. CS reported operating income of $1.0 million for the quarter ended June 30, 2011 compared to an operating loss of $1.0 million in the prior year quarter.

Fiscal Year Results

CS sales for the year ended June 30, 2011 decreased approximately $7.6 million as compared with last year. This decrease primarily reflects Sparton’s disengagement from Honeywell during the first half of fiscal 2010 and certain other program losses, primarily with two customers, partially offset by increased intercompany sales. The gross profit percentage on CS sales increased to 10% for the year ended June 30, 2011 compared to 4% for the year ended June 30, 2010. The year over year comparison reflects favorable product mix due to increased DSS product sales, improved performance, completion of the consolidation of CS operations in fiscal 2010 and an aggressive continuous improvement program, partially offset by the overall decrease in sales volume. Selling and administrative expenses relating to the CS segment were $3.3 million for each of the years ended June 30, 2011 and 2010. Restructuring/impairment charges relating to the CS segment were $1.0 million for the year ended June 30, 2010. No restructuring/impairment charges relating to the CS segment were recognized in the current year. CS reported operating income of $1.6 million for the year ended June 30, 2011 compared to an operating loss of $2.2 million in the prior year. Adjusted operating income was $1.5 million in the current year compared to an adjusted operating loss of $1.2 million in the prior year.

Defense & Security Systems (“DSS”)

Fourth Quarter Results

DSS sales for the quarter ended June 30, 2011 increased by $5.4 million from the prior fiscal year quarter, reflecting higher U.S. Navy sonobuoy production in the current year quarter and, to a lesser extent, increased digital compass sales. Partially offsetting these increases were decreases in sonobuoy sales to foreign governments and in engineering revenue. The gross profit percentage on DSS sales for the quarter ended June 30, 2011 was 21% compared to 23% for the quarter ended June 30, 2010. Gross profit percentage was adversely affected in the current year quarter by decreased sales to foreign governments as compared to the prior year quarter, partially offset by favorable mix on increased U.S. Navy sales. Selling and administrative expenses relating to the DSS segment were $0.9 million and $0.7 million for the quarters ended June 30, 2011 and 2010, respectively, reflecting increased business development efforts in the current fiscal quarter. The Company incurred $0.5 million of internally funded research and development expenses in the quarter ended June 30, 2011. No internally funded research and development expense was recognized in fiscal 2010. DSS reported operating income of $3.4 million for the quarter ended June 30, 2011 compared to operating income of $3.3 million in the prior year quarter.

Fiscal Year Results

DSS sales for the year ended June 30, 2011 increased by $5.9 million from the prior fiscal year, reflecting higher U.S. Navy sonobuoy production in the current year and, to a lesser extent, increased digital compass sales. Partially offsetting these increases were decreases in sonobuoy sales to foreign governments and in engineering revenue. The gross profit percentage on DSS sales for the year ended June 30, 2011 was 22% compared to 25% for the year ended June 30, 2010. Gross profit percentage was adversely affected in the current year by decreased sales to foreign governments as compared to the prior year, partially offset by favorable product mix on increased U.S. Navy sonobuoy sales. Selling and administrative expenses relating to the DSS segment were $3.4 million and $2.7 million for the years ended June 30, 2011 and 2010, respectively, reflecting increased business development efforts in the current fiscal year. The Company incurred $1.1 million of internally funded research and development expenses in the year ended June 30, 2011. No internally funded research and development expense was recognized in fiscal 2010. DSS reported operating income of $10.9 million for the year ended June 30, 2011 compared to operating income of $13.2 million in the prior year.

Liquidity and Capital Resources

Mr. Wood commented, “For the third consecutive year, we continued to generate positive cash flows from our operations. This positive cash flow trend has allowed us to remain relatively debt free while funding both of the Colorado acquisitions in fiscal 2011. In addition, our cash balances have positioned us to execute on our recently announced plan to repurchase up to $3.0 million of the Company’s common stock over the next two years. We believe this plan demonstrates our commitment to increase shareholder value, and continues to leave the Company well capitalized to execute on current and future growth initiatives.”

As of June 30, 2011, the Company had $25 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which it was in compliance with at June 30, 2011.

Outlook

Mr. Wood further commented, “Despite the declines in the Ohio Medical business in fiscal 2011 and anticipated further decreases in fiscal 2012, we believe we have positioned the Company to offset these reductions with incremental revenue from our Colorado acquisitions combined with increases in volume from across the Company as our business development efforts begin to take hold. I am encouraged by some of the new opportunities won in fiscal 2011 and the size of our still developing new business funnel. Additionally, we continue to remain acquisitive in our search for potential acquisitions. While we do not expect to maintain quarterly segment volume levels consistent with those achieved in our fiscal 2011 fourth quarter, particularly within DSS, I remain optimistic that our current momentum will continue in a positive direction.”

Conference Call

Sparton will host a conference call with investors and analysts on September 8, 2011 at 10:00 a.m. CST to discuss its fiscal year 2011 fourth quarter and fiscal year financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 738-1032. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=ZBCH7B&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2011, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2011	June 30, 2010
Assets
Current Assets:
Cash and cash equivalents	$24,550	$30,589
Restricted cash	—	3,162
Accounts receivable, net of allowance for doubtful accounts of $65 and $532, respectively	23,896	17,967
Inventories and cost of contracts in progress, net	38,752	26,514
Income taxes receivable	305	296
Deferred income taxes	4,417	57
Property held for sale	—	3,900
Prepaid expenses and other current assets	1,491	1,449

Total current assets	93,411	83,934
Property, plant and equipment, net	11,395	8,924
Goodwill	7,472	19,141
Other intangible assets, net	2,053	4,803
Deferred income taxes — non-current	5,740	—
Other non-current assets	2,538	3,059

Total assets	$122,609	$119,861

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$126	$121
Accounts payable	16,608	13,045
Accrued salaries and wages	5,626	5,737
Accrued health benefits	980	989
Current portion of pension liability	306	1,139
Restructuring accrual	118	233
Advance billings on customer contracts	13,021	21,595
Other accrued expenses	5,303	3,345

Total current liabilities	42,088	46,204
Deferred income taxes — non-current	—	1,579
Pension liability — non-current portion	41	1,980
Long-term debt — non-current portion	1,670	1,796
Environmental remediation — non-current portion	3,763	4,033

Total liabilities	47,562	55,592

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized; none outstanding	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,236,484 and 10,200,534 shares outstanding, respectively	12,796	12,751
Capital in excess of par value	20,635	19,864
Retained earnings	42,487	35,026
Accumulated other comprehensive loss	(871)	(3,372)

Total shareholders’ equity	75,047	64,269

Total liabilities and shareholders’ equity	$122,609	$119,861

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended		For the Year Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net sales	$60,902	$40,013	$203,352	$173,977
Cost of goods sold	50,509	34,506	170,184	147,394

Gross profit	10,393	5,507	33,168	26,583

Operating Expense:
Selling and administrative expenses	5,176	4,188	20,842	18,205
Internal research and development expenses	546	—	1,110	—
Amortization of intangible assets	198	115	545	467
Restructuring/impairment charges	(2)	1,955	75	4,076
Gain on acquisition	—	—	(2,550)	—
Gain on sale of property, plant and equipment, net	—	(3,119)	(139)	(3,119)
Impairment of intangible asset	3,663	—	3,663	—
Impairment of goodwill	13,153	—	13,153	—
Other operating expenses	2	112	298	1,232

Total operating expense	22,736	3,251	36,997	20,861

Operating income (loss)	(12,343)	2,256	(3,829)	5,722

Other income (expense)
Interest expense	(177)	(189)	(706)	(844)
Interest income	33	37	151	85
Gain on sale of investment	—	—	—	201
Canadian translation adjustment	(1)	1	5	(23)
Other, net	142	104	436	383

Total other expense, net	(3)	(47)	(114)	(198)

Income (loss) before provision for (benefit from) income taxes	(12,346)	2,209	(3,943)	5,524
Provision for (benefit from) income taxes	(11,619)	111	(11,404)	(1,916)

Net income (loss)	$(727)	$2,098	$7,461	$7,440

Income (loss) per share of common stock:
Basic	$(0.07)	$0.21	$0.73	$0.75

Diluted	$(0.07)	$0.21	$0.73	$0.75

Weighted average shares of common stock outstanding:
Basic	10,236,484	9,995,586	10,217,494	9,972,409

Diluted	10,287,479	10,004,772	10,255,368	9,972,409

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For The Years Ended June 30,
	2011	2010
Cash Flows from Operating Activities:
Net income	$7,461	$7,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,611	1,463
Deferred income tax expense (benefit)	(11,276)	418
Pension expense	372	1,331
Stock-based compensation expense	646	505
Non-cash restructuring/impairment charges	—	2,129
Gain on acquisition	(2,550)	—
Gain on sale of property, plant and equipment, net	(139)	(3,119)
Gain on sale of investment	—	(201)
Impairment of intangible asset	3,663	—
Impairment of goodwill	13,153	—
Excess tax benefit from stock-based compensation	(145)	—
Other	348	275
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(4,595)	20,196
Income taxes receivable	(9)	(296)
Inventories and cost of contracts in progress	77	11,921
Prepaid expenses and other assets	140	689
Advance billings on customer contracts	(8,574)	(3,508)
Accounts payable and accrued expenses	2,273	(19,387)

Net cash provided by operating activities	2,456	19,856

Cash Flows from Investing Activities:
Purchase of certain assets of Delphi Medical	(8,419)	—
Purchase of certain assets of Byers Peak	(4,140)	—
Additional goodwill from Astro acquisition	—	(2,476)
Change in restricted cash	3,162	(3,162)
Purchases of property, plant and equipment	(3,177)	(1,535)
Proceeds from sale of property, plant and equipment	4,039	3,057
Proceeds from sale of investment	—	525
Other	—	—

Net cash used in investing activities	(8,535)	(3,591)

Cash Flows from Financing Activities:
Net short-term bank repayments	—	(15,500)
Repayments of long-term debt	(130)	(5,551)
Payment of debt financing costs	—	(886)
Proceeds from the exercise of stock options	25	—
Excess tax benefit from stock-based compensation	145	—

Net cash provided by (used in) financing activities	40	(21,937)

Net decrease in cash and cash equivalents	(6,039)	(5,672)
Cash and cash equivalents at beginning of year	30,589	36,261

Cash and cash equivalents at end of year	$24,550	$30,589

Supplemental disclosure of cash flow information:
Cash paid for interest	$365	$535

Cash received for income taxes	$(94)	$(2,039)

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Dollars in thousands, except share data)

	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount
Balance at June 30, 2009	9,951,507	$12,439	$19,671	$27,586	$(4,801)	$54,895
Issuance of stock	249,027	312	(312)	—	—	—
Stock-based compensation expense	—	—	505	—	—	505
Comprehensive income, net of tax:
Net income	—	—	—	7,440	—	7,440
Change in unrecognized pension costs	—	—	—	—	1,429	1,429

Comprehensive income						8,869

Balance at June 30, 2010	10,200,534	12,751	19,864	35,026	(3,372)	64,269
Issuance of stock	30,950	39	(39)	—	—	—
Exercise of stock options	5,000	6	19	—	—	25
Stock-based compensation expense	—	—	646	—	—	646
Excess tax benefit of stock-based compensation	—	—	145	—	—	145

Comprehensive income, net of tax:
Net income	—	—	—	7,461	—	7,461
Change in unrecognized pension costs	—	—	—	—	2,501	2,501

Comprehensive income						9,962

Balance at June 30, 2011	10,236,484	$12,796	$20,635	$42,487	$(871)	$75,047

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Sales:

	Fourth Quarter			Fiscal Year
SEGMENT	2011	2010	% Chg	2011	2010	% Chg
Medical	$27,956	$13,282	110%	$98,028	$64,424	52%
CS	14,704	12,420	18%	49,835	57,423	(13)%
DSS	22,594	17,193	31%	69,720	63,853	9%
Eliminations	(4,352)	(2,882)	51%	(14,231)	(11,723)	21%

Totals	$60,902	$40,013	52%	$203,352	$173,977	17%

Gross profit:

	Fourth Quarter				Fiscal Year
SEGMENT	2011	GP %	2010	GP %	2011	GP %	2010	GP %
Medical	$3,727	13%	$1,732	13%	$12,938	13%	$8,603	13%
CS	1,815	12%	(216)	(2)%	4,835	10%	2,133	4%
DSS	4,851	21%	3,991	23%	15,395	22%	15,847	25%

Totals	$10,393	17%	$5,507	14%	$33,168	16%	$26,583	15%

Operating income (loss):

	Fourth Quarter				Fiscal Year
SEGMENT	2011	% of Sales	2010	% of Sales	2011	% of Sales	2010	% of Sales
Medical	$(14,852)	(53)%	$867	7%	$(8,011)	(8)%	$4,600	7%
CS	1,027	7%	(961)	(8)%	1,586	3%	(2,150)	(4)%
DSS	3,410	15%	3,289	19%	10,869	16%	13,150	21%
Other Unallocated	(1,928)	—	(939)	—	(8,273)	—	(9,878)	—

Totals	$(12,343)	(20)%	$2,256	6%	$(3,829)	(2)%	$5,722	3%

Adjusted Operating income (loss):

	Fourth Quarter				Fiscal Year
SEGMENT	2011	% of Sales	2010	% of Sales	2011	% of Sales	2010	% of Sales
Medical	$1,994	7%	$867	7%	$6,362	6%	$4,600	7%
CS	1,005	7%	(993)	(8)%	1,546	3%	(1,189)	(2)%
DSS	3,410	15%	3,289	19%	10,869	16%	13,150	21%
Other Unallocated	(1,938)	—	(2,071)	—	(8,404)	—	(9,882)	—

Totals	$4,471	7%	$1,092	3%	$10,373	5%	$6,679	4%

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (a)

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Quarter Ended June 30, 2011			For the Quarter Ended June 30, 2010
	GAAP	Non-GAAP Adjustments	Adjusted	GAAP	Non-GAAP Adjustments	Adjusted
Net sales	$60,902	$—	$60,902	$40,013	$—	$40,013
Cost of goods sold	50,509	—	50,509	34,506	—	34,506

Gross profit	10,393	—	10,393	5,507	—	5,507

Operating expense:
Selling and administrative expenses	5,176	—	5,176	4,188	—	4,188
Internal research and development expenses	546	—	546	—	—	—
Amortization of intangible assets	198	—	198	115	—	115
Restructuring/impairment charges (b)	(2)	2	—	1,955	(1,955)	—
Gain on acquisition (b)	—	—	—	—	—	—
Gain on sale of property, plant and equipment, net (b)	—	—	—	(3,119)	3,119	—
Impairment of intangible asset (b)	3,663	(3,663)	—	—	—	—
Impairment of goodwill (b)	13,153	(13,153)	—	—	—	—
Other operating expenses	2	—	2	112	—	112

Total operating expense	22,736	(16,814)	5,922	3,251	1,164	4,415

Operating income (loss)	(12,343)	16,814	4,471	2,256	(1,164)	1,092

Other income (expense):
Interest expense	(177)	—	(177)	(189)	—	(189)
Interest income	33	—	33	37	—	37
Gain on sale of investment (b)	—	—	—	—	—	—
Canadian translation adjustment	(1)	—	(1)	1	—	1
Other, net	142	—	142	104	—	104

Total other expense, net	(3)	—	(3)	(47)	—	(47)

Income (loss) before provision for (benefit from) income taxes	(12,346)	16,814	4,468	2,209	(1,164)	1,045
Provision for (benefit from) income taxes (c)	(11,619)	13,227	1,608	111	265	376

Net income (loss)	$(727)	$3,587	$2,860	$2,098	$(1,429)	$669

Income (loss) per share of common stock:
Basic	$(0.07)		$0.28	$0.21		$0.07

Diluted	$(0.07)		$0.28	$0.21		$0.07

Weighted average shares of common stock outstanding:
Basic	10,236,484		10,236,484	9,995,586		9,995,586

Diluted	10,287,479		10,287,479	10,004,772		10,004,772

(a)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
(b)	We exclude restructuring/impairment charges, gain on acquisition, gain on sale of property, plant and equipment, net, impairment of intangible assets, impairment of goodwill and gain on sale of investment because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
(c)	We calculate a separate provision for (benefit from) income taxes for GAAP and non-GAAP purposes. For non-GAAP purposes we use a 36% effective tax rate, which represents the projected long-term effective tax rate on non-GAAP pretax income.

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (a)

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Year Ended June 30, 2011			For the Year Ended June 30, 2010
	GAAP	Non-GAAP Adjustments	Adjusted	GAAP	Non-GAAP Adjustments	Adjusted
Net sales	$203,352	$—	$203,352	$173,977	$—	$173,977
Cost of goods sold	170,184	—	170,184	147,394	—	147,394

Gross profit	33,168	—	33,168	26,583	—	26,583

Operating expense:
Selling and administrative expenses	20,842	—	20,842	18,205	—	18,205
Internal research and development expenses	1,110	—	1,110	—	—	—
Amortization of intangible assets	545	—	545	467	—	467
Restructuring/impairment charges (b)	75	(75)	—	4,076	(4,076)	—
Gain on acquisition (b)	(2,550)	2,550	—	—	—	—
Gain on sale of property, plant and equipment, net (b)	(139)	139	—	(3,119)	3,119	—
Impairment of intangible asset (b)	3,663	(3,663)	—	—	—	—
Impairment of goodwill (b)	13,153	(13,153)	—	—	—	—
Other operating expenses	298	—	298	1,232	—	1,232

Total operating expense	36,997	(14,202)	22,795	20,861	(957)	19,904

Operating income (loss)	(3,829)	14,202	10,373	5,722	957	6,679

Other income (expense):
Interest expense	(706)	—	(706)	(844)	—	(844)
Interest income	151	—	151	85	—	85
Gain on sale of investment (b)	—	—	—	201	(201)	—
Canadian translation adjustment	5	—	5	(23)	—	(23)
Other, net	436	—	436	383	—	383

Total other expense, net	(114)	—	(114)	(198)	(201)	(399)

Income (loss) before provision for (benefit from) income taxes	(3,943)	14,202	10,259	5,524	756	6,280
Provision for (benefit from) income taxes (c)	(11,404)	15,097	3,693	(1,916)	4,177	2,261

Net income	$7,461	$(895)	$6,566	$7,440	$(3,421)	$4,019

Income per share of common stock:
Basic	$0.73		$0.64	$0.75		$0.40

Diluted	$0.73		$0.64	$0.75		$0.40

Weighted average shares of common stock outstanding:
Basic	10,217,494		10,217,494	9,972,409		9,972,409

Diluted	10,255,368		10,255,368	9,972,409		9,972,409

(a)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
(b)	We exclude restructuring/impairment charges, gain on acquisition, gain on sale of property, plant and equipment, net, impairment of intangible assets, impairment of goodwill and gain on sale of investment because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
(c)	We calculate a separate provision for (benefit from) income taxes for GAAP and non-GAAP purposes. For non-GAAP purposes we use a 36% effective tax rate, which represents the projected long-term effective tax rate on non-GAAP pretax income.

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES (a)

(UNAUDITED)

(In thousands)

	For the Quarter Ended June 30, 2011
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$(14,852)	$1,027	$3,410	$(1,928)	$(12,343)

Restructuring/impairment charges (b)	30	(22)	—	(10)	(2)
Impairment of intangible asset (b)	3,663	—	—	—	3,663
Impairment of goodwill (b)	13,153	—	—	—	13,153

Adjusted operating income (loss)	$1,994	$1,005	$3,410	$(1,938)	$4,471

Depreciation/amortization (c)	$262	$151	$104	$18	$535

	For the Quarter Ended June 30, 2010
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$867	$(961)	$3,289	$(939)	$2,256

Restructuring/impairment charges (b)	—	—	—	1,955	1,955
Gain on sale of property, plant and equipment, net (b)	—	(32)	—	(3,087)	(3,119)

Adjusted operating income (loss)	$867	$(993)	$3,289	$(2,071)	$1,092

Depreciation/amortization (c)	$170	$147	$40	$39	$396

(a)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
(b)	We exclude restructuring/impairment charges, gain on sale of property, plant and equipment, net, impairment of intangible assets and impairment of goodwill because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
(c)	While not a reconciling item between GAAP and non-GAAP operating income, depreciation/amortization is provided here for additional investor information purposes.

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES (a)

(UNAUDITED)

(In thousands)

	For the Year Ended June 30, 2011
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$(8,011)	$1,586	$10,869	$(8,273)	$(3,829)

Restructuring/impairment charges (b)	107	(22)	—	(10)	75
Gain on acquisition (b)	(2,550)	—	—	—	(2,550)
Gain on sale of property, plant and equipment, net (b)	—	(18)	—	(121)	(139)
Impairment of intangible asset (b)	3,663	—	—	—	3,663
Impairment of goodwill (b)	13,153	—	—	—	13,153

Adjusted operating income (loss)	$6,362	$1,546	$10,869	$(8,404)	$10,373

Depreciation/amortization (c)	$793	$498	$249	$71	$1,611

	For the Year Ended June 30, 2010
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$4,600	$(2,150)	$13,150	$(9,878)	$5,722

Restructuring/impairment charges (b)	—	993	—	3,083	4,076
Gain on sale of property, plant and equipment, net (b)	—	(32)	—	(3,087)	(3,119)

Adjusted operating income (loss)	$4,600	$(1,189)	$13,150	$(9,882)	$6,679

Depreciation/amortization (c)	$635	$620	$157	$51	$1,463

(a)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
(b)	We exclude restructuring/impairment charges, gain on acquisition, gain on sale of property, plant and equipment, net, impairment of intangible assets and impairment of goodwill because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
(c)	While not a reconciling item between GAAP and non-GAAP operating income, depreciation/amortization is provided here for additional investor information purposes.